Exhibit 10.14

Domain Name License Agreement

This Domain Name License Agreement (this “Agreement”) is entered into on September 28, 2006 by and between:

Licensor: AutoNavi Information Technology Co., Ltd.

Registered Address: Room 2, 16/F Daheng Scitech Mansion, 3 Suzhou Street, Haidian District, Beijing

Licensee: AutoNavi Software Co., Ltd.

Registered Address: 23, Huoju Street, Changping Science and Technology Park, Changping District, Beijing

WHEREAS:

(1)	The Licensor, a wholly foreign owned enterprise registered in Beijing under the laws of the People’s Republic of China (the “PRC” or “China”), has the ownership of several domain names (the “Domain Names”, a list of which is set out in Appendix 1 hereto).

(2)	The Licensee, a limited liability company registered in Beijing under the laws of the PRC, is engaged in its business within its business scope approved by the relevant competent Chinese governmental authorities.

(3)	The Licensor agrees to grant to the Licensee and the Licensee agrees to accept a license to use the Domain Name on the terms and conditions set forth herein.

(4)	The Licensor and the Licensee has entered into Know-how License Agreement and Patent License Agreement, both of which together with this Agreement are hereinafter referred to as the Business Agreements.

NOW THEREFORE, the parties through mutual negotiation agree as follows:

1.	Grant of License

1.1	License of Domain Names

The Licensor agrees to grant to the Licensee and the Licensee agrees to accept a license to use the Domain Names on the terms and conditions of this Agreement.

1.2	Scope

The license to use the Domain Names granted to the Licensee hereunder shall be valid only within the approved scope of business of the Licensee. Unless otherwise specified herein to the contrary, the Licensee agrees not to directly or indirectly use or permit the use of the Domain Names in any other ways.

2.	Domain Name License Fee

The Licensee agrees to pay the Licensor an amount of license fee. The method to calculate the specific amount of and to pay the license fee is set forth in Appendix 2 hereto.

3.	Goodwill

The Licensee recognizes the value of the goodwill relating to the Domain Names and acknowledges that the Domain Names, the rights attached to the Domain Names and the goodwill relating to the Domain Names only belong to the Licensor and that the Domain Names are of dependent nature in the public’s impression

4.	Confidentiality

4.1	The Licensee shall keep confidential of the secret materials and information (the “Confidential Information”) of the Licensor that are known to or accessible by it as a result of its acceptance of the license of the Domain Names and not to disclose, give or transfer such Confidential Information to any third party without the prior written consent of the Licensor. Upon termination of this Agreement, the Licensee shall, at the request of the Licensor, return to the Licensor or destroy any documents, material or software containing the Confidential Information and delete any Confidential Information from any relevant memory device, and shall not continue to use the Confidential Information.

4.2	The parties hereto agree that this article shall survive the variation, rescission or termination of this Agreement.

5.	Representations and Warranties

5.1	The Licensor represents and warrants that:

5.1.1	The Licensor is a company duly registered and validly existing under the laws of the PRC.

5.1.2	The Licensor has the sole exclusive ownership of the Domain Names.

5.1.3	The Licensor executes and performs this Agreement within its authority and scope of business, it has been duly authorized by requisite corporate actions and has obtained necessary consents and approvals of third parties and governmental authorities, and it does not violate the laws and corporate restrictions which are binding or have an effect on it.

5.1.4	This Agreement, upon execution, shall constitute a legal, valid and binding obligation of the Licensor enforceable against it in accordance with the terms of this Agreement.

5.2	The Licensee represents and warrants that:

5.2.1	The Licensee is a wholly foreign owned enterprise duly registered and validly existing under the laws of the PRC and engages in its business within the approved scope of business with the approval of the competent governmental authority.

5.2.2	The Licensee executes and performs this Agreement within its authority and scope of business, it has been duly authorized by requisite corporate actions (including but not limited to the consents of all its shareholders) and has obtained appropriate authorizations and necessary consents and approvals of third parties and governmental authorities, and it does not violate the laws and corporate restrictions which are binding or have an effect on it.

5.2.3	This Agreement, upon execution, shall constitute a legal, valid and binding obligation of the Licensee r enforceable against it in accordance with the terms of this Agreement.

6.	Licensor’s Ownership and Protection of Licensor’s Rights

6.1	The Licensee agrees not to challenge the Licensor’s ownership, right to license and other rights with respect to the Domain Names, not to challenge the validity of this Agreement, and not to perform any acts that the Licensor believes will impair such ownership, license and other rights within the term of this Agreement and thereafter.

6.2	The Licensee agrees to provide necessary assistance to the Licensor to protect the Licensor’s rights to the Domain Names. Should any third party bring a claim against the Licensor’s Domain Names, at the Licensor’s discretion, the Licensor may defend such claim in its own name, in the Licensee’s name or in both parties name. In the event any third party commits any infringement on the Domain Names, the Licensee shall notify the Licensor immediately in writing of such infringement to the extent of its knowledge; only the Licensor is entitled to decide whether to take actions against such infringement.

6.3	The Licensee agrees to use the Domain Names only in accordance with this Agreement and shall not use the Domain Names in any manner which the Licensor deems as deceptive, misleading or other manners that may impair the Domain Names or the Licensor’s reputation.

7.	Quality Control

The Licensee shall run its business in high quality so as to protect and strengthen the reputation represented by the Domain Names.

8.	Promotional Materials

8.1	The cost of production by the Licensee of promotional materials in any event shall be borne by the Licensee. The Licensor shall have sole and exclusive rights to the copyright and other intellectual property rights of all the promotional materials in connection with the Domain Names, regardless of whether such promotional materials are developed by the Licensor or the Licensee.

8.2	The Licensee agrees that it will not promote or advertise the Domain Names in broadcast, TV, newspaper, magazine, Internet or other media without the prior written consent of the Licensor.

9.	Conflict

If the Domain Names conflict with the trademarks or domain names used by the Licensor, the Licensor’s parent or the subsidiaries of the Licensor’s parent presently or in future, the Licensor shall have the right to terminate this Agreement by a 30 days’ prior written notice to the Licensee.

10.	Effectiveness and Term

10.1	This Agreement shall be executed and take effect as of the date first written above. This Agreement shall be terminated on the tenth anniversary of the execution of this Agreement or on the expiry date of the term of the license of the Domain Names, whichever is earlier. However, the Licensor and the Licensee shall review the content of this Agreement each three months upon execution of this Agreement to decide whether this Agreement needs to be revised or supplemented with reference to the then circumstance.

10.2	The term of this Agreement may be extended for a year if such extension is confirmed by the Licensor in writing prior to the expiry of the term of this Agreement, provided that the Licensee shall have no right to decide whether to extend the term of this Agreement.

11.	Termination

11.1	Termination on the Expiry Date

This Agreement shall terminate on the expiry date of this Agreement or at the time the license with respect to the Domain Names owned by the Licensor is terminated, whichever is earlier.

11.2	Early Termination

If either party hereto commits a material breach, including without limitation breaching its obligations under Articles 6.1, 6.2 and 6.3 hereof, and fails to correct its breach within 30 days of its receipt of a notice from the non-breaching party stating the occurrence and existence of the breach, the non-breaching party may terminate this Agreement immediately by written notice to the breaching party, provided that the termination of this Agreement shall not prejudice the rights and remedies the terminating party may be entitled to at law or for other reasons. The Licensor may terminate this Agreement by written notice to the Licensee at any time within the term of this Agreement, in which case such termination notice shall become effective 30 days after its issuance.

Upon early termination of this Agreement pursuant to this article, the other Operating Agreement shall terminate simultaneously.

11.3	Provisions after Termination

Articles 3, 4, 6 and 16 hereof shall survive the termination or rescission of this Agreement.

12.	Effect of Termination or Expiry of Agreement

Upon termination or expiry of this Agreement, all the right granted to the Licensor shall be returned to the Licensor forthwith. The Licensor may transfer the right to use the Domain Name freely. The Licensee is not allowed to re-use the Domain Names or use the Domain Names directly and indirectly.

13.	Force Majeure

13.1	“Force Majeure” means any event that is beyond a party’s reasonable control and cannot be prevented with reasonable care of the affected party, including but not limited to acts of government, acts of nature, fire, explosion, geographical variation, storm, flood, earthquake, tide, lightning or war. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the reasonable control of a party. The affected party seeking to be exempted from performing its obligations hereunder or under any provisions hereof shall promptly notify the other party of such exemption.

13.2	When the performance of this Agreement is delayed or prevented due to the “force majeure” defined in the preceding paragraph, the affected party shall not assume any liability under this Agreement to the extent of such delay or prevention. The affected party shall take appropriate measures to mitigate or eliminate the impact of “force majeure” and take the effort to resume performance of the obligations delayed or prevented by the “force majeure”. Once the event of force majeure is removed, both parties agree to resume the performance of this Agreement with their greatest efforts.

14.	Notices

Notices or other communications required to be given by either party under this Agreement shall be written in English or Chinese and shall be delivered by hand delivery, registered mail, postage prepaid mail, or recognized courier service or facsimile to the following address of the relevant party or parties.

Licensor: AutoNavi Information Technology Co., Ltd.

Address: Room 2, 16/F Daheng Science and Technology Plaza, 3 Suzhou Street, Haidian District, Beijing

Licensee: AutoNavi Software Co., Ltd.

Address: 23, Huoju Street, Changping Science and Technology Park, Changping District, Beijing

15.	Re-transfer and Sub-license

15.1	The Licensee shall not transfer, lease, pledge or sub-license the rights and obligations licensed to the Licensee by the Licensor by and under this Agreement to third persons without the written consent of the Licensor, nor shall the Licensee transfer the economic benefits of the license received by it in other ways or any part of the rights hereunder to third person.

15.2	The Licensee hereby agrees that the Licensor may transfer its rights and obligations hereunder to other third parties when necessary, provided that a written notice is delivered to the Licensor when such transfer occurs. Such transfer of rights and obligations hereunder is not subject to the consent of the Licensee.

16.	Dispute Settlement

Any dispute arises from the interpretation and performance of the provisions of this Agreement shall be resolved by the parties hereto in good faith through consultation. If the dispute cannot be resolved within thirty (30) days after the issuance by a party to the other party of a notice requesting resolve the dispute, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration proceedings shall take place in Beijing and be conducted in Chinese. The arbitral award shall be final and binding upon the parties.

17.	Governing Law

The validity, interpretation and performance of this Agreement shall be governed by Chinese laws.

18.	Amendments and Supplements to Agreement

Any amendments and supplements to this Agreement shall be made by in writing. Any amendment agreement and supplemental agreement in connection with this Agreement which have been duly executed by the parties hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

19.	Severability

If any provision of this Agreement is held invalid or unenforceable due to the inconsistency with the relevant law, then such provision shall be deemed invalid or unenforceable only within the scope of the related jurisdiction and that it shall not affect the legal effect of the other provisions of this Agreement.

20.	Appendices

Any appendixes hereto constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

21.	Miscellaneous

This Agreement shall be written in Chinese in two copies.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date first written above.

[The remainder is left blank intentionally]

Signature page of Domain Name License Agreement

Licensor: AutoNavi Information Technology Co., Ltd.
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Authorized Representative:	/s/ Cheng Congwu

Licensee: AutoNavi Software Co., Ltd.
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Authorized Representative:	/s/ Hou Jun

Appendix 1

List of Domain Names

Name	Registered Information
autonavi.com; autonavi.net; autonavi.com.cn; autonavi.cn; map-lift.com; findpath.net domain names in Chinese:	Certificate of Global Top Level Domain Name CNNIC Chinese domain name registration contract No.BJ0001520

Appendix 2 Method of Calculation and Payment of License Fee

The Licensee shall pay the Licensor RMB10,000 as the licensee fee for each domain name licensed to the Licensee by the Licensor per year. The Licensor shall have the right to decide at its own discretion whether to exempt the Licensee from paying such domain name license fee or not.